Exhibit 10.13

Amendment No. 3
to the
Cullen/Frost Profit Sharing Plan
(Effective as of January 1, 2013)

Whereas, Cullen/Frost Bankers, Inc. ("Company") maintains “Cullen/Frost Profit Sharing Plan,” as last amended and restated effective as of January 1, 2013 ("Plan"), for the benefit of its Eligible Employees and the Eligible Employees of any participating Affiliate; and

Whereas, pursuant to Plan section 11.1 the Company may amend the Plan from time to time with respect to all Employers participating under the Plan; and

Whereas, the Company desires to amend the Plan to provide for hardship distributions to participants on account of the devastation caused by Hurricane Harvey in accordance with IRS Announcement 2017-11.

Now, Therefore, in accordance with the provisions of Plan section 11.1, the following actions are hereby taken and the Plan shall be amended, effective as of August 23, 2017, in the following respects:

1.	A new Plan section 7.11 is hereby added to the Plan to provide as follows:

7.1	Hurricane Harvey Hardship Distribution

(a)
On or after August 23, 2017 and no later than January 31, 2018, prior to a Member’s retirement or other termination of employment, a Member is entitled to receive a hardship distribution from the vested portion of his Account on account of an immediate and heavy financial need if the distribution is made to a Member whose:

(1)
principal residence on August 23, 2017 was located in one of the Texas (or other state) counties identified for individual assistance by the Federal Emergency Management Agency (“FEMA”) because of the devastation caused by Hurricane Harvey (the “Counties”);

(2)	place of employment was located in one of the Counties on August 23, 2017; or

(3)	lineal ascendant or descendant, dependent or spouse had a principal residence or place of employment in one of the Counties on August 23, 2017.

For the avoidance of doubt, a Member shall not be required to demonstrate that he has obtained all distributions and withdrawals and all nontaxable loans currently available under all plans maintained by the Employer in order to obtain a hardship distribution on account of Hurricane Harvey.

(b)
Notwithstanding the foregoing, a Member who receives a hardship distribution on or after August 23, 2017 and no later than January 31, 2018 because of the devastation caused by Hurricane Harvey is not subject to any post-hardship distribution contribution restrictions under any other plan maintained by the Employer.

(c)
Notwithstanding the foregoing, a Member requesting a hardship withdrawal on or after August 23, 2017 and no later than January 31, 2018 because of the devastation caused by Hurricane Harvey is required, as soon as practicable after the hardship distribution is made, to provide evidence that the Committee or its delegate considers necessary to determine whether a hardship exists and the amount necessary to satisfy the hardship.

(d)
All hardship distribution requests pursuant to this Plan section 7.10 shall be filed with the Committee, and shall be made on such withdrawal request form and in such manner as the Committee may prescribe. The minimum withdrawal amount shall be $500 or the balance of the Member’s Account, if smaller. Hardship distributions pursuant to this Plan section 7.10 shall be subject to and made in accordance with such rules and procedures as the Committee may prescribe. The value of the Member's funds available for distribution shall be determined as of the Valuation Effective Date in accordance with Plan section 7.6.

2.	Except as amended above, the Plan as in effect prior to this amendment shall continue unchanged.

* * * * * * * * *

In Witness Whereof, the Company has caused this instrument to be executed by its duly authorized officers effective as of the date provided herein.

Cullen/Frost Bankers, Inc.
Attest:	By: /s/ Phillip D. Green
By: /s/ Annette Alonzo	Its: Chairman of the Board & CEO
Its: Group Executive Vice President	Date: October, 27, 2017